EXHIBIT 10.1

RPX CORPORATION

January 30, 2018

Dear Steve:

This letter (the “Agreement”) confirms the agreement between you and RPX Corporation (the “Company”) regarding the termination of your employment with the Company.

1.Termination Date. Your employment with the Company will terminate on December 15, 2017 (the “Termination Date”).

2.Effective Date and OWBPA Notice. You acknowledge that you have the right to consult with an attorney before signing this Agreement. As provided by the Older Workers Benefit Protection Act of 1990, you have up to 45 days after you receive this Agreement to review and consider it, discuss it with an attorney of your own choosing, and decide to execute it or not execute it. You understand that you may revoke this Agreement during a period of seven days after you sign it, and that this Agreement will not become effective until after that seven-day period (and then only if you do not revoke it). In order to revoke this Agreement, within seven days after you sign it, you must deliver to Kathy Humphreys, Senior Vice President, Head of HR at the Company a letter stating that you are revoking it. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

You acknowledge that you have been provided with a notice, as required by the Older Workers Benefit Protection Act of 1990, that contains information about the individuals who are being terminated in this reduction in force, the eligibility factors for receiving severance benefits, the time limits applicable to receive severance pay, the job titles and ages of the employees terminated in this reduction in force, and the ages of the employees with the same job titles who have not been terminated in this reduction in force. (See Exhibit A.)

3.Salary and Vacation Pay. On the Termination Date, the Company will pay you $23,797.40 (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4.Severance and Settlement Payments. Although you otherwise would not have been entitled to receive any severance pay from the Company, the Company will continue paying you an amount equal to your current base salary (less all applicable withholding taxes) for twelve (12) months in accordance with the Company’s standard payroll procedures, starting after January 1, 2018. The aggregate amount of these severance payments is equal to $350,000 (less all applicable withholding taxes). In addition, a good faith dispute has arisen between you and the Company regarding your right, if any, to receive any portion of your potential bonus for 2017 (the “2017 Bonus”). Although the Company contends you did not earn, and therefore are not entitled to any portion of the 2017 Bonus, if you sign and do not revoke this Agreement, the Company will pay you a lump sum settlement payment of $175,000, less all applicable withholdings, (the “Settlement Payment”), which will be paid to you within ten (10) business days following the Effective Date. You acknowledge and agree that you have been paid all wages, salary, bonuses, commissions and all other forms of compensation, that you may have earned or become entitled to during or after your employment with Company. You also understand and acknowledge that you shall not be entitled to any payments or benefits from the Company other than as set forth in this Paragraph 4, provided that you sign and comply with the terms of this Agreement. If you breach any provision of this Agreement, including without limitation any breach of Paragraph 13 below, you understand that no unpaid severance payments will be made; however, in such event this Agreement shall remain in full force and effect.

5.COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. If you sign this Agreement and elect to continue group health insurance coverage, then the Company will pay the monthly premium under COBRA for yourself and, if applicable, your dependents until the earliest of (a) the end of the period of twelve (12) months following the month in which the Termination Date occurs,

(b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for health insurance in connection with new employment or self‑employment. You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance.

6.Equity Compensation. You acknowledge that any vested stock options you have are exercisable at any time until the date three (3) months after the Termination Date, and any remaining unvested shares will expire on the Termination Date. You also acknowledge that vesting of your restricted stock units will cease on the Termination Date.

7.Release of All Claims. In consideration for receiving the severance benefits described in Paragraphs 4 and 5 above, to the fullest extent permitted by applicable law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Workers Adjustment and Retraining Notification Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement or any claim to indemnification under Section 2802 of the California Labor Code.

You understand that this Agreement does not limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). You further understand that this Agreement does not limit your ability to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, a Government Agency.

8.Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9.No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10.Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company and your Indemnification Agreement with the Company, copies of which are attached as Exhibit B. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11.Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

12.Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to Government Agencies or to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement, to the extent allowed under the law.

13.No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law, and you represent and warrant to the Company that you have not made any such statements at any time on or after December 14, 2017. The Company’s executive officers and directors with knowledge of this Agreement will not make any negative or disparaging statements (orally or in writing) about you, except as required by law, and the Company represents and warrants to you that such executive officers and directors have not made any such statements at any time on or after December 14, 2017.

14.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

16.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

RPX CORPORATION

By:

_________________________________
Martin Roberts
Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

_____________________________________

Signature of Steven Swank

Dated:     _____________________________________________